Exhibit 23.18

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of AmSurg Corp. of our report dated March 31, 2014 (May 13, 2014 as to the presentation of the consolidated statement of equity as discussed in Note 1 and the disclosure of reportable segments as disclosed in Note 20, December 23, 2014 as to Note 21) relating to the consolidated financial statements of Sunbeam Holdings, L.P. and Subsidiaries as of December 31, 2012 and for each of the two years then ended appearing in AmSurg Corp.’s Current Report on Form 8-K dated December 23, 2014.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

December 23, 2014